The J. M. Smucker Company Announces Fiscal 2015 First Quarter Results

- Solid volume growth achieved across a number of major brands

- EPS decreased due to the impact of derivatives; Non-GAAP EPS up 11 percent

- 2015 non-GAAP EPS outlook reaffirmed

ORRVILLE, Ohio, Aug. 20, 2014 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2014, of its 2015 fiscal year. Results for the quarter ended July 31, 2014, include the operations of Enray Inc. ("Enray") since the completion of the acquisition on August 20, 2013, and the impact of the Company's licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland"), which commenced on July 1, 2013.

Executive Summary

	Three Months Ended July 31,
	2014	2013	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,323.8	$ 1,350.9	(2%)
Operating income	$ 191.6	$ 213.3	(10%)
% of net sales	14.5%	15.8%
Net income:
Net income	$ 116.0	$ 126.6	(8%)
Net income per common share - assuming dilution	$ 1.14	$ 1.19	(4%)

Operating income excluding certain items affecting comparability	$ 222.0	$ 216.0	3%
% of net sales	16.8%	16.0%
Income excluding certain items affecting comparability:
Income	$ 136.1	$ 128.4	6%
Income per common share - assuming dilution	$ 1.34	$ 1.21	11%
  First quarter net sales decreased 2 percent in 2015, compared to 2014, reflecting lower net price realization, particularly related to coffee, and the continued impact of the Company's exit of its private label hot beverage business in its International, Foodservice, and Natural Foods segment during 2014.
  Operating income excluding the impact of restructuring and merger and integration costs and unallocated derivative gains and losses ("certain items affecting comparability") increased 3 percent in the first quarter of 2015, compared to 2014, primarily attributed to an increase in gross profit.
  Income excluding certain items affecting comparability increased 6 percent in the first quarter of 2015, compared to 2014, due to the increase in operating income and a decrease in interest expense.
  First quarter income per diluted share, excluding certain items affecting comparability, increased 11 percent in 2015, compared to 2014, and benefited from the Company's share repurchase activities over the past year which reduced weighted average shares outstanding by 4 percent.

"We are pleased with the start to our fiscal year as we achieved record non-GAAP earnings per share for the quarter," said Richard Smucker, Chief Executive Officer. "Our team continues to focus on profitably building our brands, driving innovation, and optimizing our supply chain. There is little doubt that the operating environment is challenging. However, our brands are well positioned to perform in this competitive market."

"Our ability to adjust tactics in response to changing market conditions has served us well," added Vince Byrd, President and Chief Operating Officer. "In the quarter, volume gains were achieved across a number of our major U.S. retail brands and categories. Looking ahead, we have strong merchandising and marketing programs in place for the back-to-school and holiday periods. We remain optimistic for another year of profitable growth."

Net Sales

	Three Months Ended July 31,
	2014	2013	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,323.8	$ 1,350.9	$ (27.1)	(2%)
Adjust for certain noncomparable items:
Acquisition	(17.5)	-	(17.5)	(1%)
Distribution agreement	(6.1)	-	(6.1)	0%
Foreign currency exchange	4.5	-	4.5	0%
Net sales adjusted for certain noncomparable items (A)	$ 1,304.7	$ 1,350.9	$ (46.2)	(3%)

(A) Net sales adjusted for certain noncomparable items is a non-GAAP measure used in evaluating performance internally. This measure provides useful information to investors because it enables comparison of results on a year-over-year basis. Net sales adjusted for certain noncomparable items in the table above excludes the impact of the Enray acquisition, the incremental impact of the Cumberland distribution agreement, and foreign currency exchange.

Net sales decreased 2 percent in the first quarter of 2015, compared to the first quarter of 2014. Net price realization was lower and represented 3 percentage points of net sales decrease, primarily driven by increased promotional activities in the U.S. Retail Coffee segment. A combined $23.6 million from the acquired Enray business and the Cumberland distribution agreement contributed to net sales in the first quarter of 2015. Sales mix was favorable in the first quarter of 2015, compared to the first quarter of 2014, and contributed 1 percentage point to net sales.

Volume gains realized in Crisco® oils, Jif® peanut butter, and Folgers® coffee were offset by declines in Pillsbury® baking mixes, flour, and frostings, Santa Cruz Organic® beverages, and the continued impact of the private label hot beverage business exits in the International, Foodservice, and Natural Foods segment.

Margins

	Three Months Ended July 31,
	2014	2013
	(% of net sales)

Gross profit	36.2%	36.5%
Selling, distribution, and administrative expenses:
Marketing	5.8%	5.8%
Selling	3.8%	3.4%
Distribution	3.0%	2.9%
General and administrative	6.6%	6.4%
Total selling, distribution, and administrative expenses	19.1%	18.5%
Amortization	1.9%	1.8%
Other special projects costs	0.6%	0.4%
Other operating expense (income) - net	0.0%	(0.1%)
Operating income	14.5%	15.8%

Amounts may not add due to rounding.

Gross profit decreased $14.2 million, or 3 percent, in the first quarter of 2015, compared to 2014, driven by a $26.0 million unfavorable change in the impact of unallocated derivative gains and losses. The unallocated derivative impact was a loss of $21.4 million in the first quarter of 2015, compared to a gain of $4.6 million in the first quarter of 2014. Excluding certain items affecting comparability, which primarily consisted of the unallocated derivative impact, gross profit increased $10.7 million, or 2 percent, and from 36.3 percent of net sales to 37.8 percent during the comparable period.

Effective in fiscal 2015, the Company elected to no longer qualify commodity and foreign currency exchange derivatives for hedge accounting treatment, thus resulting in immediate recognition of gains and losses on these derivatives in its earnings. These amounts are recorded in cost of products sold as unallocated derivative gains and losses until the related inventory is sold. The Company excludes unallocated derivative gains and losses from its segment profit and non-GAAP profit measures (see "Non-GAAP Measures" for additional information). By comparison, in past fiscal years hedge accounting treatment was elected for qualifying commodity derivatives which resulted in these gains and losses being deferred and included as a component of accumulated other comprehensive income or loss until the related inventory was sold. In the first quarter of 2014, $6.0 million of losses on commodity derivatives were deferred under this method.

Overall commodity costs were lower, primarily for peanuts, coffee, and oils, and were partially offset by overall lower net price realization contributing much of the increase in gross profit excluding certain items affecting comparability. The impact of favorable mix and the additions of Enray and Cumberland contributed to gross profit in the first quarter of 2015.

Selling, distribution, and administrative expenses increased $3.2 million, or 1 percent, in the first quarter of 2015, compared to the first quarter of 2014, and increased as a percentage of net sales from 18.5 percent to 19.1 percent. Selling and general and administrative expenses increased 9 percent and 2 percent, respectively, in the first quarter of 2015, compared to 2014. Marketing and distribution expenses decreased slightly during the same period.

Operating income decreased $21.7 million in the first quarter of 2015, compared to 2014, reflecting the unallocated derivative impact. Excluding certain items affecting comparability in both periods, operating income increased $6.0 million, or 3 percent, and improved from 16.0 percent of net sales in the first quarter of 2014 to 16.8 percent in the first quarter of 2015.

Interest Expense and Income Taxes

Net interest expense decreased $6.4 million in the first quarter of 2015, compared to 2014, reflecting the impact of an interest rate swap the Company entered into during the second quarter of the prior fiscal year, converting a portion of its debt from a fixed- to a variable-rate basis.

Income taxes decreased $3.4 million in the first quarter of 2015, compared to 2014, as an increase in the effective tax rate was offset by a decrease in income before income taxes. The effective tax rate increased from 33.2 percent in the first quarter of 2014 to 33.9 percent in the first quarter of 2015.

Segment Performance

	Three Months Ended July 31,
	2014	2013	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 502.7	$ 514.4	(2%)
U.S. Retail Consumer Foods	$ 522.8	$ 536.4	(3%)
International, Foodservice, and Natural Foods	$ 298.3	$ 300.1	(1%)

Segment profit:
U.S. Retail Coffee	$ 137.6	$ 142.6	(4%)
U.S. Retail Consumer Foods	$ 113.2	$ 95.5	19%
International, Foodservice, and Natural Foods	$ 35.4	$ 43.1	(18%)

Segment profit margin:
U.S. Retail Coffee	27.4%	27.7%
U.S. Retail Consumer Foods	21.6%	17.8%
International, Foodservice, and Natural Foods	11.9%	14.4%

U.S. Retail Coffee

The U.S. Retail Coffee segment volume increased 2 percent in the first quarter of 2015, compared to the first quarter of 2014, led by an increase of 2 percent in the Folgers® brand. The Cafe Bustelo® brand and Dunkin' Donuts® packaged coffee volumes were also up in the quarter, 24 percent and 3 percent, respectively. Volume of K-Cup® packs increased 8 percent, while net sales decreased 1 percent in the first quarter of 2015, compared to the first quarter of 2014. Segment net sales decreased 2 percent in the first quarter of 2015, compared to the first quarter of 2014, reflecting lower net price realization and sales mix. The Company implemented a 9 percent list price increase for the majority of its packaged coffee products during the quarter and also increased promotional spending to maintain competitive pricing. The Company expects the price increase to be more fully realized in the second quarter of 2015 as it intends to offset the realization of expected higher green coffee costs.

The U.S. Retail Coffee segment profit decreased $5.0 million, or 4 percent, in the first quarter of 2015, compared to a strong first quarter of 2014. The Company recognized lower green coffee costs in the first quarter of 2015, compared to 2014; however, lower net price realization offset the benefit. Segment profit was unfavorably impacted by K-Cup® pack profitability, mix, and higher selling expenses while volume contributed favorably.

U.S. Retail Consumer Foods

The U.S. Retail Consumer Foods segment volume was flat in the first quarter of 2015, compared to the first quarter of 2014. Segment net sales decreased 3 percent in the first quarter of 2015, compared to 2014, reflecting lower net price realization primarily for the Crisco® brand.

Jif® brand volume and net sales increased 4 percent and 3 percent, respectively, in the first quarter of 2015, compared to the first quarter of 2014. Smucker's® Uncrustables® frozen sandwiches were up 12 percent and 11 percent in volume and net sales, respectively. Volume of Smucker's® fruit spreads increased 2 percent while net sales decreased 2 percent. Crisco® brand volume increased 14 percent, while net sales decreased 1 percent, impacted by a 9 percent list price decrease taken in the fourth quarter of 2014 and increased promotional support. Volume for the overall Pillsbury® brand decreased 10 percent, and was the primary contributor to the overall flat segment volume, and net sales decreased 11 percent.

The U.S. Retail Consumer Foods segment profit increased $17.7 million, or 19 percent, in the first quarter of 2015, compared to the first quarter of 2014, driven by the net benefit of overall lower commodity costs.

International, Foodservice, and Natural Foods

Net sales in the International, Foodservice, and Natural Foods segment decreased 1 percent in the first quarter of 2015, compared to 2014. Excluding the impacts of Enray, Cumberland, and foreign currency exchange, segment net sales and volume both decreased 7 percent. The volume decline reflects the exited portions of the Company's private label foodservice hot beverage business and decreases in Santa Cruz Organic® beverages and the Robin Hood® and Five Roses® brands in Canada. Gains were achieved in the R.W. Knudsen Family® brand. Overall net price realization was lower driven by foodservice coffee while sales mix was favorable.

Segment profit decreased $7.7 million, or 18 percent, in the first quarter of 2015, compared to 2014. Higher costs were realized for products sold in Canada that were sourced from the U.S. due to the impact of a weaker Canadian dollar compared to a year ago, and for foodservice coffee, which combined with overall lower net price realization, reduced segment profit compared to the same period a year ago. The lost profit on the exited foodservice business and the additions of Enray and Cumberland were not significant to segment profit in the first quarter of 2015.

Cash and Financing

Cash used for operating activities was $8.1 million during the first quarter of 2015, compared to cash provided by operating activities of $82.1 million during the first quarter of 2014. The change in operating cash flow was primarily attributed to a greater use of cash for working capital in the first quarter of 2015, compared to 2014, reflecting higher green coffee costs in ending inventory as well as timing factors related to trade receivables.

On August 1, 2014, the Company entered into a commercial paper program under which it can issue short-term, unsecured commercial paper not to exceed $1.0 billion at any time. The commercial paper program is backed by the Company's revolving credit facility and reduces what it can borrow under the revolving credit facility by the amount of commercial paper outstanding. Commercial paper will be used as a continuing source of short-term financing for general corporate purposes, including the anticipated acquisition of Sahale Snacks, Inc., which is expected to close in September 2014.

Outlook

For fiscal 2015, the Company expects net sales to increase, compared to 2014, at a rate slightly less than the 5 percent provided at the beginning of the year. This estimate includes approximately $25.0 million of expected net sales contribution from its pending acquisition of Sahale Snacks, Inc. Despite the modest decline in sales growth, the Company maintains its non-GAAP income per diluted share range of $5.95 to $6.05, excluding certain items affecting comparability of approximately $0.15 per diluted share.

Conference Call

The Company will conduct an earnings conference call and webcast today, Wednesday, August 20, 2014, at 8:30 a.m. Eastern Time. The webcast can be accessed from the Company's website at jmsmucker.com/investor-relations. For those unable to listen to the live webcast, the webcast replay will be available at jmsmucker.com/investor-relations following the call. An audio replay will also be available following the call until Wednesday, August 27, 2014, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 5735316.

Non-GAAP Measures

The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Enray acquisition, the Cumberland distribution agreement, and foreign currency exchange; gross profit, operating income, income, and income per diluted share, excluding certain items affecting comparability; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as gains and losses on commodity and foreign exchange derivatives ("unallocated derivative gains and losses") until the related inventory is sold. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company

For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Cafe Bustelo®, Cafe Pilon®, truRoots®, White Lily®, and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® is a trademark of Keurig Green Mountain, Inc., used with permission.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost, including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the Company's coffee businesses, which represent a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2014	2013	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,323.8	$ 1,350.9	(2%)
Cost of products sold	845.1	858.0	(2%)
Gross Profit	478.7	492.9	(3%)
Gross margin	36.2%	36.5%

Selling, distribution, and administrative expenses	253.4	250.2	1%
Amortization	24.9	24.5	2%
Other special project costs	8.6	5.8	46%
Other operating expense (income) - net	0.2	(0.9)	(116%)
Operating Income	191.6	213.3	(10%)
Operating margin	14.5%	15.8%

Interest expense - net	(17.4)	(23.8)	(27%)
Other income - net	1.3	-	n/m
Income Before Income Taxes	175.5	189.5	(7%)
Income taxes	59.5	62.9	(5%)
Net Income	$ 116.0	$ 126.6	(8%)

Net income per common share	$ 1.14	$ 1.19	(4%)

Net income per common share - assuming dilution	$ 1.14	$ 1.19	(4%)

Dividends declared per common share	$ 0.64	$ 0.58	10%

Weighted-average shares outstanding	101,768,470	105,957,873	(4%)
Weighted-average shares outstanding – assuming dilution	101,776,940	105,974,628	(4%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	July 31, 2014	April 30, 2014	July 31, 2013
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 149.4	$ 153.5	$ 157.5
Trade receivables, less allowance for doubtful accounts	392.5	309.4	357.3
Inventories	1,084.5	931.0	1,059.3
Other current assets	101.8	145.2	55.8
Total Current Assets	1,728.2	1,539.1	1,629.9

Property, Plant, and Equipment - Net	1,274.7	1,265.6	1,139.2

Other Noncurrent Assets:
Goodwill	3,098.6	3,098.2	3,051.3
Other intangible assets - net	2,999.7	3,024.3	3,064.0
Other noncurrent assets	149.0	144.9	149.5
Total Other Noncurrent Assets	6,247.3	6,267.4	6,264.8
Total Assets	$ 9,250.2	$ 9,072.1	$ 9,033.9

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 279.4	$ 289.2	$ 264.8
Current portion of long-term debt	-	100.0	150.0
Revolving credit facility	470.0	248.4	85.0
Other current liabilities	269.9	253.4	303.3
Total Current Liabilities	1,019.3	891.0	803.1

Noncurrent Liabilities:
Long-term debt	1,881.1	1,879.8	1,867.1
Other noncurrent liabilities	1,265.4	1,271.7	1,288.6
Total Noncurrent Liabilities	3,146.5	3,151.5	3,155.7

Shareholders' Equity	5,084.4	5,029.6	5,075.1
Total Liabilities and Shareholders' Equity	$ 9,250.2	$ 9,072.1	$ 9,033.9

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2014	2013
	(Dollars in millions)

Operating Activities
Net income	$ 116.0	$ 126.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38.3	37.6
Amortization	24.9	24.5
Share-based compensation expense	6.9	5.6
Loss on sale of assets - net	0.5	0.2
Defined benefit pension contributions	(1.3)	(1.1)
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	(83.0)	(44.3)
Inventories	(153.3)	(115.1)
Accounts payable and accrued items	(24.1)	2.2
Income and other taxes	45.6	38.7
Other - net	21.4	7.2
Net Cash (Used for) Provided by Operating Activities	(8.1)	82.1

Investing Activities
Additions to property, plant, and equipment	(49.0)	(36.3)
Proceeds from disposal of property, plant, and equipment	1.2	1.1
Other - net	(4.3)	(7.1)
Net Cash Used for Investing Activities	(52.1)	(42.3)

Financing Activities
Revolving credit facility - net	221.6	85.0
Repayments of long-term debt	(100.0)	-
Quarterly dividends paid	(58.9)	(55.4)
Purchase of treasury shares	(10.6)	(165.4)
Proceeds from stock option exercises	0.4	0.1
Other - net	7.4	0.1
Net Cash Provided by (Used for) Financing Activities	59.9	(135.6)
Effect of exchange rate changes on cash	(3.8)	(3.1)
Net decrease in cash and cash equivalents	(4.1)	(98.9)
Cash and cash equivalents at beginning of period	153.5	256.4
Cash and Cash Equivalents at End of Period	$ 149.4	$ 157.5

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2014	2013
	(Dollars in millions, except per share data)

Reconciliation to gross profit:
Gross profit	$ 478.7	$ 492.9
Cost of products sold - special project costs	0.4	1.5
Unallocated derivative losses (gains)	21.4	(4.6)
Gross profit excluding certain items affecting comparability	$ 500.5	$ 489.8
% of net sales	37.8%	36.3%

Reconciliation to operating income:
Operating income	$ 191.6	$ 213.3
Cost of products sold - special project costs	0.4	1.5
Unallocated derivative losses (gains)	21.4	(4.6)
Other special project costs	8.6	5.8
Operating income excluding certain items affecting comparability	$ 222.0	$ 216.0
% of net sales	16.8%	16.0%

Reconciliation to net income:
Net income	$ 116.0	$ 126.6
Income taxes	59.5	62.9
Cost of products sold - special project costs	0.4	1.5
Unallocated derivative losses (gains)	21.4	(4.6)
Other special project costs	8.6	5.8
Income before income taxes excluding certain items affecting comparability	$ 205.9	$ 192.2
Income taxes, as adjusted	69.8	63.8
Income excluding certain items affecting comparability	$ 136.1	$ 128.4

Weighted-average common shares outstanding	101,028,622	105,077,523
Weighted-average participating shares outstanding	739,848	880,350
Total weighted-average shares outstanding	101,768,470	105,957,873
Dilutive effect of stock options	8,470	16,755
Total weighted-average shares outstanding - assuming dilution	101,776,940	105,974,628
Income per common share excluding certain items affecting comparability - assuming dilution	$ 1.34	$ 1.21

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2014	2013
	(Dollars in millions)

Reconciliation to net income:
Net income	$ 116.0	$ 126.6
Income taxes	59.5	62.9
Interest expense - net	17.4	23.8
Depreciation	38.3	37.6
Amortization	24.9	24.5
Earnings before interest, taxes, depreciation, and amortization	$ 256.1	$ 275.4
% of net sales	19.3%	20.4%

Reconciliation to cash provided by operating activities:
Net cash (used for) provided by operating activities	$ (8.1)	$ 82.1
Additions to property, plant, and equipment	(49.0)	(36.3)
Free cash flow	$ (57.1)	$ 45.8

The Company uses non-GAAP financial measures including: net sales adjusted for certain noncomparable items; gross profit, operating income, income, and income per diluted share, excluding certain items affecting comparability; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.  Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses") until the related inventory is sold.  These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity.  These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended July 31,
	2014	2013
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 502.7	$ 514.4
U.S. Retail Consumer Foods	522.8	536.4
International, Foodservice, and Natural Foods	298.3	300.1
Total net sales	$ 1,323.8	$ 1,350.9

Segment profit:
U.S. Retail Coffee	$ 137.6	$ 142.6
U.S. Retail Consumer Foods	113.2	95.5
International, Foodservice, and Natural Foods	35.4	43.1
Total segment profit	$ 286.2	$ 281.2
Interest expense - net	(17.4)	(23.8)
Cost of products sold - special project costs	(0.4)	(1.5)
Unallocated derivative (losses) gains	(21.4)	4.6
Other special project costs	(8.6)	(5.8)
Corporate administrative expenses	(64.2)	(65.2)
Other income - net	1.3	-
Income before income taxes	$ 175.5	$ 189.5

Segment profit margin:
U.S. Retail Coffee	27.4%	27.7%
U.S. Retail Consumer Foods	21.6%	17.8%
International, Foodservice, and Natural Foods	11.9%	14.4%

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CONTACT: The J. M. Smucker Company (330) 682-3000. Investors: Aaron Broholm, Director, Investor Relations or Media: Maribeth Burns, Vice President, Corporate Communications